UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2021

Petros Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39752 (Commission File Number)	85-1410058 (I.R.S. Employer Identification No.)

1185 Avenue of the Americas, 3rd Floor

New York, New York 10036
(Address of principal executive offices)    (Zip code)

(973) 242-0005
(Registrant's telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 Under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PTPI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 29, 2021, Petros Pharmaceuticals, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain accredited and institutional investors (the “Purchasers”). Pursuant to the Purchase Agreement, the Company agreed to sell in a registered direct offering (the “Registered Direct Offering”) 2,153,333 shares (the “Registered Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), to certain of the Purchasers at an offering price of $3.00 per share and associated Warrant (as defined herein). Pursuant to the Purchase Agreement, in a concurrent private placement (together with the Registered Direct Offering, the “Offerings”), the Company is also selling to the Purchasers (i) 1,180,000 unregistered shares of Common Stock (the “Private Placement Shares,” and collectively with the Registered Shares, the “Shares”) at an offering price of $3.00 per share and associated Warrant, and (ii) unregistered warrants (the “Warrants”) to purchase up to an aggregate of 2,500,000 shares of Common Stock (the “Warrant Shares”), which represent 75% of the number of shares of Common Stock being purchased in the Offerings, exercisable at an exercise price of $3.50 per share, and exercisable immediately upon issuance, with a term of exercise equal to five years from the date of issuance.

The Company expects to receive net proceeds from the sale of the Shares, after deducting fees and other estimated offering expenses payable by the Company, of approximately $9.3 million. The Company intends to use the net proceeds for expansion of its men’s health platform and for working capital and general corporate purposes.

The Offerings are expected to close on December 2, 2021, subject to satisfaction of customary closing conditions.

Katalyst Securities LLC (“Katalyst”) served as a financial advisor to the company pursuant to an advisory consulting agreement (the “Katalyst Agreement”) entered into by the Company and Katalyst on November 29, 2021. Pursuant to the Katalyst Agreement, the Company will pay Katalyst an advisory fee and legal expenses totaling $660,000 for its services as a financial advisor in connection with this offering. Additionally, the Company has agreed to issue to Katalyst’s representatives or designees warrants to purchase up to an aggregate of 150,000 shares of Common Stock (the “Katalyst Warrants”) with the same terms as the Warrants.

None of the Private Placement Shares, the Warrants, the Katalyst Warrants, the Warrant Shares or the shares of Common Stock issuable upon the exercise of the Katalyst Warrants (the “Katalyst Warrant Shares”) are registered under the Securities Act of 1933, as amended (the “Securities Act”). The Private Placement Shares, the Warrants, the Warrant Shares, the Katalyst Warrants and the Katalyst Warrant Shares will be issued in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder, for transactions not involving a public offering.

The sale of the Registered Shares will be made pursuant to the Company’s effective Registration Statement on Form S-3 (Registration No. 333-252573), including a prospectus contained therein dated February 4, 2021, as supplemented by a prospectus supplement, dated November 29, 2021, relating to the Registered Direct Offering.

The Purchase Agreement contains customary representations, warranties, and covenants of the Company and also provides for customary indemnification by the Company against certain liabilities of the Purchasers.

A copy of the opinion of Haynes and Boone, LLP relating to the legality of the issuance and sale of the Registered Shares is attached as Exhibit 5.1 hereto.

The foregoing descriptions of the terms and conditions of the Purchase Agreement, the Warrants and the Katalyst Warrants, are qualified in their entirety by reference to the full text of the form of Purchase Agreement and the form of Warrant, copies of which are attached hereto as Exhibits 10.1 and 4.1, respectively, and which are incorporated herein by reference

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K in relation to the Private Placement Shares, the Warrants, the Warrant Shares, the Katalyst Warrants and the Katalyst Warrant Shares is incorporated herein by reference.

Item 8.01	Other Events.

On November 30, 2021, the Company issued a press release regarding the Offerings described above under Item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

See the Exhibit Index below, which is incorporated by reference herein.

EXHIBIT INDEX

Exhibit	Description
4.1	Form of Warrant

5.1	Opinion of Haynes and Boone, LLP

10.1	Form of Securities Purchase Agreement

23.1	Consent of Haynes and Boone, LLP (included in Exhibit 5.1)

99.1	Press Release, dated November 30, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROS PHARMACEUTICALS, INC.

Date: December 1, 2021	By:	/s/ Fady Boctor
Name: Fady Boctor
Title: President and Chief Commercial Officer